Exhibit 99.1

NEWS FROM

Media Contact	October 23, 2008

Andy Brimmer, 205-410-2777

Investor Relations Contact

Mary Ann Arico, 205-969-6175

maryann.arico@healthsouth.com

HEALTHSOUTH REACHES A SETTLEMENT WITH UBS SECURITIES LLC

BIRMINGHAM, Ala. - HealthSouth Corporation (NYSE: HLS) announced today that the Company and derivative stockholder plaintiffs have reached an agreement in principle with UBS Securities, LLC and UBS AG, Stamford Branch (together, “UBS”), as well as UBS’s insurance carriers, to settle litigation filed by the derivative plaintiffs on the Company’s behalf, captioned Tucker v. Scrushy, in the Circuit Court of Jefferson County, Alabama. This settlement agreement relates only to UBS and does not affect the Company’s claims against Richard Scrushy and the other defendants in the Tucker action, or against the Company’s former independent auditors Ernst & Young. The settlement agreement is subject to approval of the Court, and HealthSouth estimates that the process for approval will take approximately 60 days.

Under the settlement, HealthSouth will receive $100 million in cash and a release of all claims by UBS including the release and satisfaction of a judgment in favor of UBS, which is currently on appeal before the U.S. Court of Appeals for the Second Circuit. HealthSouth will be obligated to pay the reasonable fees of the derivative plaintiffs’ attorneys to be approved by the Court. After deducting all of the Company’s costs and expenses in connection with the Tucker litigation, HealthSouth, pursuant to the previously disclosed settlement agreements in the consolidated federal securities litigation, will pay 25 percent of the net proceeds, to plaintiffs in the federal securities litigation. The balance of the proceeds will be used by HealthSouth to reduce long-term debt.

“This settlement represents another milestone in HealthSouth’s recovery of damages sustained by the Company under prior management,” said John Whittington, Executive Vice President, General Counsel and Corporate Secretary.  “HealthSouth and the derivative plaintiffs intend to diligently and vigorously pursue the claims against the remaining defendants including Scrushy and Ernst & Young.”

About HealthSouth

HealthSouth is the nation’s largest provider of inpatient rehabilitative services. Operating in 26 states across the country and in Puerto Rico, HealthSouth serves more than 250,000 patients annually through its network of inpatient rehabilitation hospitals, long-term acute care hospitals, outpatient rehabilitation satellites, and home health agencies. HealthSouth strives to be the nation’s preeminent provider of inpatient rehabilitation services and can be found on the Web at www.healthsouth.com.

Statements contained in this press release which are not historical facts are forward-looking statements. In addition, HealthSouth, through its senior management, may from time to time make forward-looking public statements concerning the matters described herein. All such estimates, projections, and forward-looking information speak only as of the date hereof, and HealthSouth undertakes no duty to publicly update or revise such forward-looking information, whether as a result of new information, future events, or otherwise. Such forward-looking statements are necessarily estimates based upon current information and involve a number of risks and uncertainties. HealthSouth’s actual results may differ materially from the results anticipated in these forward-looking statements as a result of a variety of factors. While it is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by HealthSouth include, but are not limited to, any adverse outcome of various lawsuits, claims, and legal or regulatory proceedings that may be brought against us or any adverse outcome relating to the settlement of the federal securities class action previously disclosed by us; significant changes in HealthSouth’s management team; HealthSouth’s ability to continue to operate in the ordinary course and manage its relationships with its creditors, including its lenders, bondholders, vendors and suppliers, employees, and customers; changes, delays in, or suspension of reimbursement for HealthSouth’s services by governmental or private payors; changes in the regulation of the healthcare industry at either or both of the federal and state levels; competitive pressures in the healthcare industry and HealthSouth’s response thereto; HealthSouth’s ability to obtain and retain favorable arrangements with third-party payors; HealthSouth’s ability to attract and retain nurses, therapists, and other healthcare professionals in a highly competitive environment with often severe staffing shortages; general conditions in the economy and capital markets; and other factors which may be identified from time to time in the Company’s SEC filings and other public announcements, including

HealthSouth’s Form 10-Q for the quarter ended June 30, 2008 and Form 10-K for the year ended December 31, 2007.

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